Exhibit 10.4

FOCUS ENHANCEMENTS, INC.

June 27, 2005

Mr. Carl Berg

10050 Bandley Drive

Cupertino, CA 95014

Dear Mr. Berg:

This refers to the following agreements between us:

A.            Security Agreement between us dated October 26, 2000, wherein we granted you a security interest in the items of Collateral described therein, as amended by First Amendment to Security Agreement between us dated as of February 28, 2001 (collectively, the “Security Agreement”);

B.            Collateral Assignment, Patent Mortgage and Security Agreement dated as of October 26, 2000 (the “Assignment”).

This also refers to the credit accommodations granted to us by Venture Banking Group, a Division of Greater Bay Bank, N.A. (“Bank”) pursuant to that certain Loan and Security Agreement between us and the Bank dated as of November 15, 2004 and the First Amendment thereto dated as of March 15, 2005 (collectively, the “Loan Agreement”).  To induce Bank to extend such credit accommodations, you executed and delivered to Bank an Unconditional Guaranty (the “Guaranty”) dated as of November 15, 2004 and an Intercreditor Agreement (the “Intercreditor Agreement”) dated as of November 15, 2004.  You affirmed the Guaranty on March 15, 2005 in connection with the making of such First Amendment.

Concurrently, we are executing and delivering to Bank the Second Amendment to Loan and Security Agreement providing for an additional “Committed Bridge Line” to be made available to us in the amount of $2,500,000.  In connection therewith, and as a condition thereto, you are requested to sign a further affirmation of the Guaranty and the Intercreditor Agreement.

To induce you to affirm your Guaranty, and to maintain same in full force and effect, and to affirm the Intercreditor Agreement, we hereby confirm to you, as follows:

1.             We granted and do hereby grant to you a security interest in (a) all present and future items of property described as “Collateral” in the Security Agreement, (b) all present and future goods, chattel paper, instruments, documents, letter of credit rights, investment property and general intangibles and (c) all proceeds of the foregoing.  The items of property described in the foregoing clauses “(a),” “(b)” and “(c)” are referred to herein as the “Collateral Security.”

2.             The Collateral Security shall secure any and all obligations and indebtedness  owing by us to you, now in existence or hereafter arising, direct or contingent, due or to become due (collectively, the “Obligations”), including, but not limited to, Obligations arising by reason of the Guaranty and amounts that we owe to you as a consequence of your paying to Bank pursuant to the terms of the Guaranty.  At such time as you pay any sums to Bank pursuant to the Guaranty, the amount thereof will constitute a direct Obligation of us to you payable on demand.

3.             We hereby ratify and confirm that all the terms of the Security Agreement and the Assignment (as same may have been modified by the terms of this letter agreement) will apply with respect to the Obligations.

4.             We agree to cooperate with you in all reasonable respects to maintain the priority of the security interests heretofore and hereby granted to you, consistent in all respects with the terms and conditions of the Intercreditor Agreement.

Please sign the enclosed copy of this letter, which shall then constitute an agreement between us.

Sincerely yours,

FOCUS ENHANCEMENTS, INC.

		By:	/s/ Gary Williams
		Name:	Gary Williams
		Title:	VP of Finance & CFO

AGREED:

/s/	Carl Berg
Carl Berg
Date:	June 28, 2005